EXHIBIT 99.1

Baker Corbett & Geary, LLC
(Certified Public Accountants)

INDEPENDENT ACCOUNTANT’S REPORT
ON APPLYING AGREED-UPON PROCEDURES

MZT Holdings, Inc.:

We have performed the procedures enumerated below, which were agreed to by MZT Holdings, Inc. (the “Company”), solely to assist you with respect to the Resources and Claims Statement of MZT Holdings, Inc. as of September 30, 2009.  The Company’s management is responsible for the Company’s accounting records. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in a manner agreed-upon by the Company and us. The sufficiency of these procedures is solely the responsibility of the Company.  Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures and findings are as follows:

1)	Cash – confirm cash and reconcile each account at September 30, 2009.

Procedures and findings: We confirmed the Company’s cash in banks and reconciled cash, including verifying outstanding checks as September 30, 2009.  Our work included a review of the Company’s September 30, 2009 bank reconciliation to verify the amount of outstanding checks.  No exceptions were found.

2)	Claims – identify and quantify claims of creditors.

Procedures and findings:  Management provided a list of all claims against the assets of the Company as of September 30, 2009.  We have reviewed that list and compared it to checks that have cleared the Company’s bank since September 30, 2009, certain invoices and other documents. No exceptions were found.

We were not engaged to, and did not, conduct an audit, the objective of which would be the expression of an opinion on the Company’s accounting records. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and its shareholders and is not intended to be and should not be used by anyone other than those specified parties.

Baker Corbett & Geary, LLC

Baker Corbett & Geary, LLC
Foxboro, MA
November 10, 2009

124 Washington Street, Ste 301, Foxboro, MA 02035 Tel (508) 698-1040 Fax (508) 698-3555

450 Bedford Street, Lexington, MA 02420 Tel: (781) 676-7774 Fax (781) 863-8889

MZT Holdings, Inc.
Resources and Claims Statement
As of September 30, 2009

Resources

Cash	$3,257.136

Total resources	3,257,136

Claims, net of refunds and reimbursements	91,840

Estimated net resources available for future wind-down costs and distributions to shareholders	$3,165,296